Exhibit 99.1

                 ADVANCIS PHARMACEUTICAL REPORTS FOURTH QUARTER
                           AND FULL YEAR 2004 RESULTS

         Company's Phase III Trials for Amoxicillin PULSYS on Schedule;
      Keflex Antibiotic Product Sales Increase to $1.3 Million in Quarter;
            Adult Phase III Trial Results Expected in Second Quarter

    GERMANTOWN, Md., Feb. 10 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter and fiscal year ended December 31, 2004.

    Advancis reported fourth quarter 2004 revenue of $7.1 million, resulting from amortization of payments and reimbursed development costs under the Company's collaborative agreements, and from product sales of the antibiotic Keflex(R), up from revenue of $3.1 million in the third quarter of 2004 and $3.3 million in the fourth quarter of 2003. Full year 2004 revenue totaled $11.4 million, an increase of 213 percent from full year 2003 revenue of $3.6 million. Total cash received under the Company's collaborative agreements during 2004 was $17.0 million.

    Advancis reported research and development (R&D) expenses in the fourth quarter of $10.0 million, compared to third quarter 2004 R&D expenses of $9.3 million and fourth quarter 2003 R&D expenses of $6.0 million. For the full year of 2004, R&D expenses totaled $33.6 million, compared to $16.6 million during the full year of 2003.

    Total expenses for the fourth quarter of 2004 were $12.9 million, up from $12.5 million in the third quarter of 2004 and $8.8 million in the fourth quarter of 2003. For the full year of 2004, total expenses were $46.0 million, compared to $23.0 million during the full year of 2003.

    Net loss was $5.7 million for the fourth quarter, compared to a net loss of $9.2 million in the third quarter of 2004 and a net loss of $5.4 million in the fourth quarter of 2003. Net loss per share applicable to common stockholders during the fourth quarter of 2004 was ($0.25), compared to a net loss per share of ($0.41) in the prior quarter, and a net loss per share of ($0.29) in the comparable quarter of last year. Net loss per share applicable to common stockholders for 2004 was ($1.50) compared to a net loss per share of ($7.58) in 2003. As of December 31, 2004, cash, cash equivalents and marketable securities totaled $30.0 million.

    "Events during 2004 unfolded quite differently from our expectations at the start of the year; however, we are very pleased with our position as we enter 2005," stated Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. "We look forward to our adult and pediatric Amoxicillin PULSYS Phase III trial results expected in the second and third quarters, and, if they are successful, our subsequent NDA filings by the end of 2005. In addition, we continue to establish sales, marketing, and distribution capabilities for Keflex, all of which support preparation for the future launch of Amoxicillin PULSYS, targeted for as early as 2006."

    OPERATIONAL HIGHLIGHTS

    Amoxicillin PULSYS
    Advancis' Phase III clinical program designed to support product approval for Amoxicillin PULSYS for the treatment of adolescents and adults with acute pharyngitis and/or tonsillitis due to Group A streptococcal infections is currently approximately 60 percent enrolled. Advancis' adolescent and adult pivotal trial is designed as a 500-patient, double-blind, double-dummy, non-inferiority Phase III trial and is being conducted in 60 investigator sites across the country. The study began October 15, 2004, and has enrolled a total of 310 patients through February 9, 2005. Advancis expects the last patient to enroll by the end of March and to publicly report results late in the second quarter of 2005.

    The Company has recently initiated an additional Phase III trial for Amoxicillin PULSYS in pediatric patients, which began earlier this year. This 500-patient, investigator-blind, non-inferiority Phase III trial for a pulsatile form of amoxicillin is being conducted in 80 investigator sites across the country and is expected to last from six to eight months. If successful, Advancis expects to file separate 505(b)(2) New Drug Applications with the FDA for each product by year-end 2005.

    Advancis has partnered Amoxicillin PULSYS with Par Pharmaceutical Companies, Inc. (Par). The Companies have agreed to jointly market the adult and pediatric products and to split operating profits equally. Advancis announced during the quarter that it modified its collaboration with Par to include a pulsatile version of the antibiotic combination amoxicillin/clavulanate for acute otitis media (ear infections) in children. The combination replaces the previously envisioned amoxicillin-only product for otitis media, as Advancis and its advisors believe that amoxicillin/clavulanate may become more appropriate front-line therapy for acute otitis media over the next few years.

    Product Sales -- Keflex(R) (cephalexin capsules, USP)
    Advancis reported net Keflex sales of $1.3 million in the fourth quarter and a total of $2.4 million in net sales during the second half of 2004 -- the Company's first six months of product sales. Advancis has initiated a research program for a once-a-day Keflex product utilizing the Company's proprietary PULSYS(TM) technology designed to increase the convenience of cephalexin therapy, which is currently dosed two to four times daily for a period of seven to 14 days.

    FINANCIAL DETAILS

    * Total revenue was $7.1 million in the fourth quarter of 2004, resulting from $1.3 million in net Keflex sales, recognition of the remaining $3.5 million of the unamortized upfront payment received under the Company's prior collaboration with GlaxoSmithKline on amoxicillin/clavulanate and $0.3 million recognized from the upfront payment from Par on Amoxicillin PULSYS, and from $2.0 million in reimbursed R&D expenses under the Company's collaboration with Par on Amoxicillin PULSYS. Advancis revenue totaled $3.1 million in the prior quarter and totaled
      $11.4 million for the full year of 2004. The Company generated revenue of $3.6 million in the full year of 2003.

    * Operating expenses. Fourth quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $10.0 million, up from $9.3 million in the previous quarter and $6.0 million in the fourth quarter of 2003.
      For the full year of 2004, total R&D expenses were $33.6 million, up from $16.6 million in the full year of 2003. Higher R&D expenses in 2004 resulted from an increased number of clinical trials, including the start of the Company's Phase III trial for Amoxicillin PULSYS, and an increase in R&D personnel costs. The Company incurred one-time charges of approximately $0.6 million relating to severance expenses resulting from its reduction-in-force effected in November 2004.

      Selling, general and administrative (SG&A) expenses totaled $2.8 million in the fourth quarter of 2004, down from $3.1 million in the third quarter of 2004, and up from $2.7 million in the fourth quarter of 2003. For the full year of 2004, total SG&A expenses were $12.2 million, up from $6.4 million in the prior year, primarily due to an increased number of Company employees, stock-based compensation, and amortization of intangibles.

    * Net loss for the fourth quarter of 2004 was $5.7 million. This compares to a net loss of $9.2 million in the third quarter of 2004, and $5.3 million in the fourth quarter of 2003. For the full year of 2004, net loss was $34.0 million, up from a net loss of $21.0 million over the full year of 2003.

    * Net loss per share applicable to common stockholders for the fourth quarter of 2004 was ($0.25), compared to a loss per common share of ($0.41) in the prior quarter and ($0.29) in the fourth quarter of 2003. For the full year of 2004, net loss per share applicable to common stockholders was ($1.50), compared to ($7.58) in the full year of 2003. Full year 2003 included $22.6 million, or ($4.06) per share, of non-cash beneficial conversion charges resulting from the Company's sale of convertible notes and preferred stock. Also, the lower net loss per share in 2004 compared to 2003 was partially attributable to an increase in the weighted average number of shares outstanding due to the Company's initial public offering of common stock in the fourth quarter of 2003.

      Per share figures were computed on the basis of an average of 22.7 million shares outstanding in the third and fourth quarters of 2004, and
      18.7 million shares outstanding in the fourth quarter of 2003. Per share figures for the full year of 2004 were computed based on an average of 22.7 million shares outstanding, and 5.6 million shares outstanding for the full year of 2003.

    * Cash and marketable securities decreased by $6.5 million during the fourth quarter. Changes were composed of $5.8 million of operating losses, $1.8 million for fixed asset additions, a decrease of $1.4 million in net deferred revenue, and $0.3 million in loan payments; offset by $2.8 million from working capital changes and other items. Early in 2005, the Company received an additional $4.75 million R&D reimbursement payment under its Amoxicillin PULSYS agreement with Par.

    * The Balance Sheet at the end of the fourth quarter of 2004 reflected $30.0 million of unrestricted cash, cash equivalents and marketable securities, compared to $36.5 million as of September 30, 2004, and $65.1 million as of December 31, 2003.

    FINANCIAL GUIDANCE
    Full Year 2005 financial results are expected to show total cash used from the Company's operations to be approximately $20 million to $25 million, without the effect of payments from new product collaborations or other new sources of revenue or capital that may occur in 2005. Total cash balance at December 31, 2005 is expected to be in the range of $5 million to $10 million.

    Advancis anticipates that its current funds, together with anticipated R&D reimbursement revenue from Par and proceeds from Keflex product sales, will be sufficient to support its currently planned operations through at least the first quarter of 2006. Given suitable market conditions, the Company may consider raising additional capital on favorable terms following the reporting of its clinical trial results in the second quarter of 2005.

    Total revenue for the year is expected to be between $15 million and $20 million, resulting from sales of Keflex, reimbursed R&D payments from Par, and recognition of license revenue during the year. Net loss for the year is expected to be between $35 million and $40 million, or approximately $1.50 to $1.75 per diluted common share. Non-cash charges for 2005, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $8 million. These forecasts do not include any potential impact from expensing of stock options under SFAS 123R.

    CONFERENCE CALL
    The Company has scheduled a conference call for today, Thursday, February 10, 2005 at 10:30 a.m. ET. During the call, Dr. Edward Rudnic, chairman, president and CEO, and Steve Shallcross, senior vice president and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 a.m. start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on February 10, 2005 beginning at 12:30 p.m. ET and will be accessible until Thursday, February 17, 2005 at 5:00 p.m. ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 3720361.

    The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:
    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    About Keflex:
    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule and its expected milestone payments; expectations regarding development and commercialization of the Company's products, Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and all of the financial forecasts and projections for the full year of 2004 included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner with favorable results, (5) establish its competitive position for its products,
(6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy and reach its sales goals, (11) successfully attract and retain collaborative partners, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                             Three Months Ended                      Year Ended
                                 December 31,                       December 31,
                      --------------------------------    --------------------------------
                           2004              2003              2004              2003
                      --------------    --------------    --------------    --------------
Revenue:
 Product sales        $    1,263,987    $            -    $    2,396,500    $            -
 Contract revenue          3,854,167         3,312,500         5,347,223         3,625,000
 Reimbursement of
  development
  costs                    1,999,184                 -         3,614,309                 -
    Total revenue          7,117,338         3,312,500        11,358,032         3,625,000

Costs and expenses:
 Cost of product
  sales                       90,926                 -           169,854                 -
 Research and
  development             10,010,692         6,046,694        33,642,930        16,594,629
 Selling, general
  and
  administrative           2,826,683         2,737,087        12,219,409         6,427,453
    Total
     expenses             12,928,301         8,783,781        46,032,193        23,022,082

Loss from
 operations               (5,810,963)       (5,471,281)      (34,674,161)      (19,397,082)

Interest income              174,144           169,603           793,818           253,504
Interest expense             (28,861)          (31,333)         (124,370)         (164,939)
Beneficial
 conversion
 feature --
 deemed interest
 expense                           -                 -                 -        (1,666,667)

Net loss                  (5,665,680)       (5,333,011)      (34,004,713)      (20,975,184)

Accretion of
 issuance costs
 of
 mandatorily
 redeemable
 convertible
 preferred stock                   -           (96,172)                -          (209,173)

Beneficial
 conversion
 feature --
 deemed
 dividend to
 preferred
 stockholders                      -                 -                 -       (20,907,620)

Net loss
 applicable to
 common
 stockholders         $   (5,665,680)   $   (5,429,183)   $  (34,004,713)   $  (42,091,977)

Basic and diluted
 net loss per
 share applicable
 to common
 stockholders         $        (0.25)   $        (0.29)   $        (1.50)   $        (7.58)

Shares used in
 calculation of
 basic and
 diluted net
 loss
 per share                22,696,258        18,733,473        22,684,410         5,554,773

                       ADVANCIS PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS
                                   (Unaudited)

                                             December 31, 2004    December 31, 2003
                                             -----------------    -----------------
ASSETS
  Current assets:
    Cash and cash equivalents                $      10,395,757    $      37,450,490
    Marketable securities                           19,656,180           27,636,632
    Accounts receivable                                206,001            3,000,000
    Inventories                                        179,738                    -
    Prepaid expenses and other
     current assets                                  1,044,389            1,127,464
      Total current assets                          31,482,065           69,214,586

  Property and equipment, net                       16,524,342           12,512,792
  Restricted cash                                    1,913,314            1,776,569
  Deposits                                             264,125              477,396
  Notes receivable                                     121,500              121,500
  Intangible assets, net                            10,692,679               72,000
      Total assets                           $      60,998,025    $      84,174,843

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                         $       3,886,563    $       2,683,713
    Accrued expenses                                 4,161,000            3,757,863
    Lines of credit -- current
     portion                                         1,009,975              953,984
    Deferred contract revenue                        2,552,357            1,250,000
      Total current liabilities                     11,609,895            8,645,560

  Lines of credit -- noncurrent
   portion                                           1,492,412            1,411,604
  Note payable                                          75,000               75,000
  Deferred contract revenue                          6,861,111            3,125,000
  Deferred rent and credit on lease
   concession                                        1,221,228              767,759
      Total liabilities                             21,259,646           14,024,923

  Stockholders' equity:
    Preferred stock, undesignated                            -                    -
    Common stock, par value                            227,067              226,394
    Capital in excess of par value                 120,315,949          120,141,450
    Deferred stock-based
     compensation                                   (2,607,247)          (6,126,286)
    Accumulated deficit                            (78,106,731)         (44,102,018)
    Accumulated other comprehensive
     income (loss)                                     (90,659)              10,380
      Total stockholders' equity                    39,738,379           70,149,920

      Total liabilities and
       stockholders' equity                  $      60,998,025    $      84,174,843

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                          Year Ended      December 31,
                                             2004             2003
                                        --------------   --------------
Cash flows from operating activities:
 Net loss                               $  (34,004,713)  $  (20,975,184)
 Adjustments to reconcile net income
  to net cash used
   in operating activities:
   Depreciation and amortization             2,714,341          736,036
   Stock-based compensation                  3,653,257        3,441,263
   Deferred rent and credit on lease
    concession                                 366,390          (62,251)
   Interest accrued on convertible
    notes                                            -           92,362
   Beneficial conversion feature --
    deemed interest expense                          -        1,666,667
   Amortization of premium on
    marketable securities                    1,297,947          231,600
   Changes in:
    Accounts receivable                      2,793,999       (3,000,000)
    Inventories                               (179,738)               -
    Prepaids and other current assets           83,075         (954,952)
    Deposits other than on property
     and equipment                             (49,142)          95,068
    Accounts payable                         1,202,850        1,924,940
    Accrued expenses                         1,509,522        1,345,211
    Deferred contract revenue                5,038,468        4,375,000
       Net cash used in operating
        activities                         (15,573,744)     (11,084,240)

Cash flows from investing activities:
 Purchase of Keflex intangible assets      (11,205,517)               -
 Purchase of marketable securities         (25,918,898)     (27,857,852)
 Sale of marketable securities              32,500,364                -
 Purchases of property and equipment        (6,200,677)      (8,963,111)
 Deposits on property and equipment           (759,638)         (83,610)
 Restricted cash                              (136,745)        (338,031)
 Landlord lease concession                      87,079          830,010
       Net cash (used in) provided by
        investing activities               (11,634,032)     (36,412,594)

Cash flows from financing activities:
 Proceeds from lines of credit               1,389,397        1,346,061
 Payments on lines of credit                (1,252,598)        (636,407)
 Proceeds from convertible notes
  payable                                            -        5,000,000
 Proceeds from exercise of common
  stock options                                 16,244           91,094
 Proceeds from issuance of preferred
  stock, net of issuance costs                       -       20,774,765
 Proceeds from initial public
  offering, net of issuance costs                            54,311,900
       Net cash provided by financing
        activities                             153,043       80,887,413

Net increase (decrease) in cash and
 cash equivalents                          (27,054,733)      33,390,579

Cash and cash equivalents, beginning
 of period                                  37,450,490        4,059,911

Cash and cash equivalents, end of
 period                                 $   10,395,757   $   37,450,490

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             02/10/2005
    /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Senior Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com
                http://www.advancispharm.com/products/keflex/